EXHIBIT 15

The Partners

Duke Realty Limited Partnership

Gentlemen:

RE:  Registration Statements Nos. 333-100571

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated July 30, 2003 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

KPMG LLP

Indianapolis, Indiana

August 12, 2003